AMDL Contact: Kristine Szarkowitz Director-Investor Relations
kszarkowitz@amdl.com
FOR IMMEDIATE RELEASE	(Tel :) 206.310.5323

AMDL INC. ANNOUNCES STOCKHOLDER APPROVAL OF NAME CHANGE &
ISSUANCE OF A NEW TRADING SYMBOL ON THE NYSE ALTERNEXT US

(TUSTIN, CA) September 18, 2009/PRNewswire – AMDL Inc. (NYSE Alternext US: ADL - News), a US-based pharmaceutical company with major assets in China, announced today its stockholders have approved by shareholder vote the name change and rebranding of the Company as “Radient Pharmaceuticals Corporation”.  The new ticker symbol on the New York Stock Exchange Alternext US will be “RPC”.   The Company has filed an amendment to its ‘Articles of Incorporation’ to implement this change effective prior to the open of the markets on Friday, September 25, 2009.

AMDL believes this name change more accurately reflects the Company’s core business and assets given its most recent news announcing the monetization strategy for the Company’s China-based subsidiary Jade Pharmaceuticals Inc.; formation of the newly formed, wholly-owned subsidiary AMDL Diagnostics Inc. (ADI) focused on the commercialization of AMDL’s proprietary Onko-Sure™ In Vitro Diagnostic (IVD) cancer test; and introduction of the new Elleuxe™ high-end skin care line.

“Approval of our new name and ticker symbol is a milestone event for our Company,” stated Mr. Douglas MacLellan, Chairman and CEO of Radient Pharmaceuticals. “We believe Radient Pharmaceuticals as a brand name has considerable bench strength, and clearly represents the Company’s core business and market focus, particularly as it relates to the international commercialization of Onko-Sure™ and Elleuxe™.  It promotes a clear, unified, and consistent brand to the global markets we are targeting with our life-changing products."

In addition to today’s rebranding announcement, AMDL completed a note and warrant purchase agreement with St. George Investments, LLC in the amount of approximately $555,555 and a bridge loan with Cantone Research in the amount of $58,000.  For additional information, please refer to the Form 8K filed with the Securities and Exchange Commission (SEC).

Radient Pharmaceuticals Corporations
Radient Pharmaceuticals is actively engaged in the research, development, manufacturing, sales and marketing of in vitro diagnostic (IVD) and high-end skin care products.  The Company has completed a 5-year business strategy outlining its mission, vision, international commercialization plan, and future product development plans for both products.  Simultaneously, Radient Pharmaceutical is aggressively collaborating with its China-based management team to determine the highest valuation path and plan for the de-consolidation of Jade Pharmaceuticals Inc. (JPI).

MacLellan continued, “Along with our corporate name change, we have restructured our business and are re-classifying Jade Pharmaceuticals as a business asset rather than a core operating arm of the Company.  In doing this, we are now able to focus 100% of our work efforts on two critical priorities ― successfully developing and delivering life-changing products that make a positive difference in the lives of the people we serve, which in turn will deliver exceptional returns to our valued and loyal shareholders.  At the heart of our business is a straightforward commitment to deliver products that really matter and that commitment is the very essence of who we are.”

Name Change & CUSIP

Products
Onko-Sure™: a simple, non-invasive blood test used for the detection and/or monitoring of 14 different types of cancer.

•	Can be a valuable diagnostic tool in the worldwide battle against cancer, the second leading cause of death worldwide.

•	Serves the IVD cancer/oncology market which is growing at an 11% CAGR and is expected to reach $8B by 2012 according to healthcare market intelligence group Kalorama.

•
Sold as a blood test for cancer in Europe (CE Mark certified), India, Taiwan, Korea, Vietnam, and in Chile (research use); approved in the US for the monitoring of colorectal cancer (CRC); approved in Canada (by Health Canada) for lung cancer detection and lung cancer treatment monitoring; and in many key markets, has the potential to be used as a general cancer screening test.

•
Radient Pharmaceuticals is selling the Onko-Sure™ to healthcare distribution partners in key markets around the world.   Distribution partners market and sell the kits to hospitals, clinical labs, and other healthcare venues (both public and private) that provide testing services to patients via appropriate healthcare professionals.  The Company also continues to sell kits directly (outside the USA) to select research centers for continuing studies and diagnostic research use. Cost per test to patients and reimbursement rates vary country to country. Radient Pharmaceuticals is also aggressively exploring further expansion of test use in private screening clinics in select strategic markets.

•
By 2010 the Company anticipates the launch of a rapid test version of Onko-Sure™ to further increase market share. The rapid test will provide the flexibility and cost effective deployment to significantly expand cancer testing and provide diagnostic solutions in emerging markets and economies addressing large underserved at-risk populations.

•
By late 2011 the Company anticipates launching a next generation version of Onko-Sure™ which is expected to deliver increased sensitivity and specificity; therefore garnering increased test kit price points.  US market launch expected in 2012.

Elleuxe™: a therapeutic, high-end skin care product line based on the active ingredient ‘Elleuxe Protein’ ― Radient Pharmaceutical’s proprietary active ingredient that offers cell renewing properties designed to minimize the appearance of aging.
▪
The Company anticipates market launch and commercialization of the introductory Elleuxe™ product line targeted to women in the luxury market in late Q1FY10 to early Q2FY10. In FY10, the Company plans to launch two additional product lines.  In total there will be eight separate product formulations for Elleuxe™.

Name Change & CUSIP

▪
Elleuxe™ will be sold directly to high-end retail stores, high-end beauty spas and medical day spas.  The Company anticipates it will sell the product sets (grouped based on skin types) at between $500 and $650 and the individual products in the set at $100-$350 per ounce.

▪	The Global Luxury Skin Care Market is growing at a 7-8% CAGR and is expected to reach $22.1B by FY2013.

For additional information on AMDL and AMDL Diagnostics Inc. please contact AMDL Investor Relations at kszarkowitz@amdl.com or by calling 206.310.5323.

About AMDL:
Headquartered in Tustin, CA with operations in China, AMDL, Inc., along with its subsidiary Jade Pharmaceutical Inc. (JPI), is a pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products. The Company employs over 510 people in the U.S. and China.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to AMDL Inc., except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

###